Exhibit 10.10

  Loan Agreement

  DATED AS OF APRIL 19, 2022

By And Between:	Genius Group Ltd (the “Lender”), a public company duly organized and operating under the Laws of Singapore under registration number 201541844C, having its registered seat at 8 Amoy Street, #01-01 Singapore

AND

E-Squared Education Enterprises (Pty) Ltd. (the “Borrower”), a private company duly incorporated and registered in accordance with the relevant Laws of the Republic of South Africa, with registered address at 1 Govan Mbeki Avenue, Medscheme House, Port Elizabeth, Eastern Cape 6001 under the registration no 2002/020554/07.

Whereas:Borrower requires funds, which shall support growth of the group of business

Whereas: The Parties entered into the Conditional Share Purchase Agreement and after the execution the Borrower will be part of the same group of the companies as the Lender which plans to continue its growth rate through integration of schools, colleges, universities and education companies with its online platform; and

Whereas:Lender is willing to make a loan to Borrower, all subject to and in accordance with the terms of this Agreement;

Therefore, The Parties Have Made Condition And Agreed As Follows:

1	The Loan

1.1	Upon the terms and conditions set forth in this Agreement, Lender agrees to loan to Borrower the principal amount of ZAR 4,000 000 (four million ZAR) (the “Loan”).

1.2	The Loan will be made available to Borrower no later than 31 May 2022 by means of one bank transfer to the Borrower’s account with the “Loan Date” being the actual date on which the bank transfer takes place.

2.	Interest

2.1	The Loan will be interest free.

3.	Repayment

3.1	This Loan Agreement shall be effective from the Loan Date and the Loan shall be repaid at the end of the 5 year term commencing on the Loan Date.

4.	Specified Purpose of Loan

4.1	The Parties hereby confirm and agree that Borrower requested the Loan for the sole purpose of using all of said Loan to finance its activity in the ordinary course of business, including making financing available to one or more of its subsidiaries, to finance their activity in the ordinary course of business (the “Specified Purpose”).

4.2	Borrower hereby undertakes to use the Loan solely for the Specified Purpose and not to use any part of the Loan for any purpose other than the Specified Purpose.

4.3	Borrower hereby recognizes and acknowledges that Lender’s consent to make the Loan to Borrower in accordance with the terms hereof is inter alia subject to and in reliance upon Borrower’s undertaking as set forth in Section 4.2 above, which is a fundamental condition of this Agreement.

5.	Borrower’s General Covenants

5.1	Borrower shall keep proper records and books of account in accordance with generally accepted accounting principles consistently applied, and shall maintain, preserve and keep all of its properties and assets in good working order and condition, subject to ordinary wear and tear.

5.2	Other than in the ordinary course of business or otherwise as agreed to in writing by the Lender, on a case by case basis, Borrower shall not create, incur, or assume any indebtedness, nor shall it create incur, assume or suffer any mortgage, pledge, lien, security interest, charge or encumbrance of any kind or nature in or upon any of its property or assets, whether now owned or hereafter acquired, nor shall it sell, lease, assign, transfer or otherwise dispose of any of its assets, including its accounts receivable.

6.	Representations and Warranties

Borrower hereby represents and warrants to Lender as follows:

6.1	that it is duly organized and existing under the laws of South Africa, with the requisite corporate or other power to own and operate its properties and assets, and to carry on its business as presently conducted and to execute and perform its obligations under this Agreement;

6.2	that this Agreement is valid and binding upon it and it is bound by it and obliged to act in accordance with its terms; and that the execution and performance by it of this Agreement, and compliance therewith, and the consummation of the transactions contemplated by this Agreement will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any document, other obligation, law, regulation or order to which it is or will be party or by which it is or will be bound;

6.3	that all actions on its part and on the part of its directors, required for the authorization, execution, and performance by it, of this Agreement, and the consummation of all the transactions contemplated herein, have been obtained, or that they will be obtained within 30 days of the date hereof and until such time as they are obtained no use will be made of the Loan, which will, until such time, be deemed held in trust for Lender by Borrower;

7.	Events of Default

The occurrence and continuation of any of the following events shall be considered an Event of Default upon the occurrence of which the entire unpaid balance of the Loan and Interest, and all reasonable costs of collection, including reasonable attorney fees and expenses, shall become immediately due and payable:

7.1	Borrower shall fail to make any payment which it is obliged to make under the terms of this Agreement and such failure is not fully remedied within thirty (30) days after the occurrence thereof;

7.2	Borrower shall default in the performance of any material covenant or obligation contained herein or in any other agreement, debenture, pledge, promissory note or other instrument of indebtedness with Lender and such default is not remedied within thirty (30) days after the occurrence thereof;

7.3	Borrower uses and/or attempts and/or permits use of the Loan, or any part thereof, for any purpose other than the Specified Purpose;

7.4	any representation or warranty made by or on behalf of Borrower to Lender, howsoever in connection with the Loan and/or this Agreement, shall at any time prove to have been incorrect or misleading;

7.5	any proceedings seeking to declare Borrower bankrupt, or insolvent, or seeking liquidation, winding up, reorganization, arrangement with creditors, composition of debts or any other similar proceedings shall be initiated against Borrower, and such proceeding shall not be dismissed within thirty (30) days;

7.6	any event shall occur materially affecting the ability of Borrower to repay the Loan and pay the Interest under the terms of this Agreement.

8.	Miscellaneous

8.1	No Amendment to this Agreement, or any part thereof, shall be valid or binding upon the Parties unless drawn up in writing and signed by both Parties.

8.2	In case any provision of the Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall continue in full force and effect.

8.3	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces any previous agreements between the parties, if at all, whether written or verbal, pertaining to any of the subject-matter hereof.

8.4	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

8.5	Notices sent by one party to the other under this Agreement will be sent by registered mail to the addresses specified herein, delivered by hand, or delivered by e-mail.

8.6	This Agreement may be executed in any number of counterparts, in original or by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

In Witness Whereof The Parties Have Executed This

Loan Agreement On The Date First Above Written:

SIGNED for and on behalf of

Genius Group Limited

By: Roger Hamilton

/s/ Roger Hamilton

SIGNED by for and on behalf of

E-Squared Education Enterprises (Pty) Ltd

By:

/s/ Lili Magdalena Niemann

Lili Magdalena Niemann